April 16, 2008

National Holdings Corporation
120 Broadway, 27th Floor
New York, NY 10271
Attn: Mark Goldwasser, CEO

Re:	March 31, 2008 $3,000,000 Financing

Dear Mr. Goldwasser:

Reference is made to that certain Securities Purchase Agreement, dated as of March 31, 2008 (the “Agreement”), by and between St. Cloud Capital Partners II, L.P. (“St. Cloud”) and National Holdings Corporation (the “Company”) and that certain 10% Senior Subordinated Convertible Promissory Note of the Company, dated March 31, 2008, payable to the order of St. Cloud (the “Note”). Terms not defined herein shall have the meanings ascribe them in the Agreement or the Note. The undersigned agree as follows:

1.	The definition of “Other Senior Debt” as set forth in the Agreement and the Note shall be $2,000,000 of other senior indebtedness.

2.
It is contemplated that up to $2,000,000 of debt financing will be obtained by vFinance, Inc. (the “vFinance Financing”) prior to the consummation of the proposed merger of vFinance, Inc. with and into vFin Acquisition Corporation, the Company’s wholly-owned subsidiary. The foregoing debt shall be assumed by the Company in connection with the merger and shall rank pari passu with the Company indebtedness owed to St. Cloud.

3.
In the event that the vFinance Financing includes provisions that are more advantageous to the holders of such debt than those currently held by St. Cloud as set forth in the Note, including, but not limited to, a higher rate of interest, more advantageous conversion, redemption or exercise prices, higher pre-payment penalties, or the granting of a security interest in the Company or its subsidiaries, then the Company shall amend and conform the Note to include such advantageous provisions.

ST. CLOUD CAPITAL PARTNERS II, L.P.

By: SGCP II, LLC Its: General Partner

By:	/S/ BENJAMIN HOM
Benjamin Hom Managing Member

ACCEPTED AND AGREED: NATIONAL HOLDINGS CORPORATION

By:	/S/ MARK GOLDWASSER
Mark Goldwasser, Chief Executive Officer